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                                  EXHIBIT 11(a)

                        Consent of KPMG Peat Marwick LLP.

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                                                                   EXHIBIT 11(a)

                              Auditors' Consent


The Board of Trustees of
    BB&T Mutual Funds Group:

We consent to the use of our report incorporated by reference and dated November 8, 1996 for the BB&T Mutual Funds Group U.S. Treasury Money Market Fund, Short-Intermediate U.S. Government Income Fund, Intermediate U.S. Government Bond Fund, North Carolina Intermediate Tax-Free Fund, Growth and Income Stock Fund, Balanced Fund and Small Company Growth Fund as of September 30, 1996 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.



                                KPMG Peat Marwick LLP

Columbus, Ohio
July 2, 1997